Exhibit 99

From:    Brian Manthey (news media)
414-221-4444
brian.manthey@wecenergygroup.com

Beth Straka (investment community)
414-221-4639
beth.straka@wecenergygroup.com

Oct. 26, 2017

WEC Energy Group posts third-quarter results

MILWAUKEE - WEC Energy Group (NYSE: WEC) recorded net income based on generally accepted accounting principles (GAAP) of $215.4 million, or 68 cents per share, for the third quarter of 2017. This compares to $217.0 million, or 68 cents per share, for the third quarter last year.

Excluding acquisition costs of one cent per share in 2016, adjusted earnings for last year's third quarter were 69 cents per share as compared to 68 cents in the third quarter of 2017. The one cent quarter-over-quarter decrease was driven largely by cooler summer temperatures.

The company is reaffirming its earnings guidance of $3.06 to $3.12 per share, with an expectation of reaching the upper end of the range for the year.

Consolidated revenue was $1.7 billion for the third quarter of 2017, which was level with the third quarter of 2016. Consolidated revenue totaled $5.6 billion for the first nine months of 2017, compared to $5.5 billion for the corresponding period last year.

“Our continued focus on cost control was a major factor in our solid third-quarter results," said Gale Klappa, chairman of the board and interim chief executive officer. "Moving forward, we will continue to gain efficiencies across our generating fleet and our seven operating utilities."

At the end of September, the WEC Energy Group utilities were serving approximately 9,000 more electric and 18,000 more natural gas customers than at the end of the third quarter last year.

For the first nine months of 2017, retail deliveries of electricity for the Wisconsin and Michigan utilities - excluding the iron ore mines in Michigan’s Upper Peninsula - were down by 2.5 percent compared to the same period last year. Residential electricity use decreased by 4.6 percent. Electricity consumption by small commercial and industrial customers was off by 2.3 percent.

Exhibit 99

Electricity use by large commercial and industrial customers - excluding the iron ore mines - declined by 0.9 percent for the first nine months of 2017, compared to the same period last year.

These decreases were driven by significantly cooler summer weather as compared to the summer of 2016.

On a weather-normal basis, retail deliveries of electricity - excluding the iron ore mines - decreased by 0.5 percent. "We continue to work with our customers on the efficient use of electricity as they grow their businesses," Klappa said.

For the first nine months of 2017, WEC Energy Group reported GAAP net income of $771.1 million, or $2.43 per share, compared to $744.6 million, or $2.35 per share, for the first nine months of 2016.

WEC Energy Group's earnings per share for the first nine months, excluding acquisition costs of one cent per share in 2016, increased by 7 cents per share, from $2.36 per share for the first nine months of 2016 to $2.43 per share for the first nine months of 2017.

In 2017, there were no adjustments to GAAP.

	Net income
	(millions)
	2016 Q3	2016 YTD
WEC Energy Group GAAP	$217.0	$744.6
Acquisition costs - pre-tax	$3.5	$3.5
Tax impact	($1.4)	($1.4)
WEC Energy Group adjusted net income	$219.1	$746.7

	Earnings per share
	2016 Q3	2016 YTD
WEC Energy Group GAAP	$0.68	$2.35
Acquisition costs	$0.01	$0.01
WEC Energy Group adjusted EPS	$0.69	$2.36

Diluted average shares outstanding (millions)	316.9	317.0

Earnings per share listed in this news release are on a fully diluted basis.

Conference call

A conference call is scheduled for 1 p.m. Central time on Thursday, Oct. 26. The call will review 2017 third-quarter earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, news media and general public, are invited to listen. Access the call at 844-840-1623 up to 15 minutes before it begins. The number for international callers is 631-625-3204. The conference ID is 89758020.

Exhibit 99

Conference call access also is available at wecenergygroup.com. Select ‘Third Quarter Earnings Release and Conference Call’ and then select ‘Webcast.’ In conjunction with this earnings announcement, WEC Energy Group will post on its website a package of detailed financial information on its third-quarter performance. The materials will be available at 6:30 a.m. Central time on Thursday, Oct. 26.

Replay

A replay will be available on the website and by phone after the call. Access to the webcast replay will be available on the website about two hours after the call. Access to a phone replay also will be available approximately two hours after the call and remain accessible through Nov. 8, 2017. Domestic callers should dial 855-859-2056. International callers should dial 404-537-3406. The replay conference ID is 89758020.

Non-GAAP earnings measures

We have provided adjusted earnings (non-GAAP earnings) in this press release as a complement to, and not as an alternative to, reported earnings presented in accordance with GAAP. The adjusted earnings exclude costs related to the acquisition of Integrys, which are not indicative of the company's operating performance. Therefore, we believe that the presentation of adjusted earnings is relevant and useful to investors to understand WEC Energy Group's operating performance. Management uses such measures internally to evaluate the company's performance and manage its operations.

WEC Energy Group (NYSE: WEC), based in Milwaukee, is one of the nation’s premier energy companies, serving 4.4 million customers in Wisconsin, Illinois, Michigan, and Minnesota.

The company’s principal utilities are We Energies, Wisconsin Public Service, Peoples Gas, North Shore Gas, Michigan Gas Utilities, Minnesota Energy Resources and Upper Michigan Energy Resources. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

WEC Energy Group (wecenergygroup.com), a component of the S&P 500, has approximately 55,000 stockholders of record, 8,500 employees, and more than $30 billion in assets.

Forward-looking statements

Certain statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based upon management's current expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those contemplated in the statements.  Readers are cautioned not to place undue reliance on these statements.  Forward-looking statements include, among other things, statements concerning management's expectations and projections regarding earnings and future results.  In some cases, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as "anticipates," "believes," "estimates," "expects," "forecasts," "guidance," "intends," "may," "objectives," "plans," "possible," "potential," "projects," "should," “targets,” “will” or similar terms or variations of these terms.

Exhibit 99

Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to: general economic conditions, including business and competitive conditions in the company's service territories; timing, resolution and impact of rate cases and other regulatory decisions; the company’s ability to continue to successfully integrate the operations of its subsidiaries; availability of the company’s generating facilities and/or distribution systems; unanticipated changes in fuel and purchased power costs; key personnel changes; varying weather conditions; continued industry consolidation; continued adoption of distributed generation by the company’s customers; energy conservation efforts; cyber-security threats and data security breaches; construction risks; equity and bond market fluctuations; changes in the company’s and its subsidiaries’ ability to access the capital markets; the impact of any legislative and regulatory changes, including changes to environmental standards and tax laws; political developments; current and future litigation and regulatory investigations; changes in accounting standards; the financial performance of the American Transmission Company; goodwill and its possible impairment; and other factors described under the heading "Factors Affecting Results, Liquidity and Capital Resources" in Management's Discussion and Analysis of Financial Condition and Results of Operations and under the headings “Cautionary Statement Regarding Forward-Looking Information” and "Risk Factors" contained in the company’s Form 10-K for the year ended Dec. 31, 2016 and in subsequent reports filed with the Securities and Exchange Commission. The company expressly disclaims any obligation to publicly update or revise any forward-looking information.

Tables follow

Exhibit 99

WEC ENERGY GROUP, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions, except per share amounts)	2017	2016	2017	2016
Operating revenues	$1,657.5	$1,712.5	$5,593.5	$5,509.3

Operating expenses
Cost of sales	542.7	554.7	2,025.6	1,901.9
Other operation and maintenance	471.7	517.5	1,453.4	1,571.0
Depreciation and amortization	201.2	191.6	593.5	569.5
Property and revenue taxes	48.3	49.7	147.9	146.5
Total operating expenses	1,263.9	1,313.5	4,220.4	4,188.9

Operating income	393.6	399.0	1,373.1	1,320.4

Equity in earnings of transmission affiliate	39.2	38.3	122.9	107.7
Other income, net	16.4	7.5	45.2	72.6
Interest expense	103.8	99.1	310.4	300.1
Other expense	(48.2)	(53.3)	(142.3)	(119.8)

Income before income taxes	345.4	345.7	1,230.8	1,200.6
Income tax expense	129.7	128.4	458.8	455.1
Net income	215.7	217.3	772.0	745.5

Preferred stock dividends of subsidiary	0.3	0.3	0.9	0.9
Net income attributed to common shareholders	$215.4	$217.0	$771.1	$744.6

Earnings per share
Basic	$0.68	$0.69	$2.44	$2.36
Diluted	$0.68	$0.68	$2.43	$2.35

Weighted average common shares outstanding
Basic	315.6	315.6	315.6	315.6
Diluted	317.5	316.9	317.5	317.0

Dividends per share of common stock	$0.520	$0.495	$1.560	$1.485

Exhibit 99

WEC ENERGY GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except share and per share amounts)	September 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$18.1	$37.5
Accounts receivable and unbilled revenues, net of reserves of $112.7 and $108.0, respectively	948.0	1,241.7
Materials, supplies, and inventories	672.2	587.6
Prepayments	142.0	204.4
Other	43.0	97.5
Current assets	1,823.3	2,168.7

Long-term assets
Property, plant, and equipment, net of accumulated depreciation of $8,525.5 and $8,214.6, respectively	20,882.9	19,915.5
Regulatory assets	3,107.7	3,087.9
Equity investment in transmission affiliate	1,560.8	1,443.9
Goodwill	3,053.5	3,046.2
Other	584.8	461.0
Long-term assets	29,189.7	27,954.5
Total assets	$31,013.0	$30,123.2

Liabilities and Equity

Current liabilities
Short-term debt	$993.5	$860.2
Current portion of long-term debt	709.3	157.2
Accounts payable	743.9	861.5
Accrued payroll and benefits	136.8	163.8
Other	442.6	388.9
Current liabilities	3,026.1	2,431.6

Long-term liabilities
Long-term debt	8,785.8	9,158.2
Deferred income taxes	5,616.0	5,146.6
Deferred revenue, net	549.2	566.2
Regulatory liabilities	1,534.9	1,563.8
Environmental remediation liabilities	617.7	633.6
Pension and OPEB obligations	463.2	498.6
Other	1,194.4	1,164.4
Long-term liabilities	18,761.2	18,731.4

Commitments and contingencies

Common shareholders' equity
Common stock – $0.01 par value; 325,000,000 shares authorized; 315,575,562 and 315,614,941 shares outstanding, respectively	3.2	3.2
Additional paid in capital	4,281.4	4,309.8
Retained earnings	4,908.3	4,613.9
Accumulated other comprehensive income	2.4	2.9
Common shareholders' equity	9,195.3	8,929.8

Preferred stock of subsidiary	30.4	30.4
Total liabilities and equity	$31,013.0	$30,123.2

Exhibit 99

WEC ENERGY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Nine Months Ended
	September 30
(in millions)	2017	2016
Operating Activities
Net income	$772.0	$745.5
Reconciliation to cash provided by operating activities
Depreciation and amortization	593.5	581.5
Deferred income taxes and investment tax credits, net	444.4	439.5
Contributions and payments related to pension and OPEB plans	(115.4)	(23.5)
Equity income in transmission affiliate, net of distributions	(18.5)	(35.8)
Change in –
Accounts receivable and unbilled revenues	310.5	185.2
Materials, supplies, and inventories	(84.1)	33.8
Other current assets	57.9	88.5
Accounts payable	(111.2)	(94.7)
Other current liabilities	23.4	(92.9)
Other, net	(125.8)	(105.2)
Net cash provided by operating activities	1,746.7	1,721.9

Investing Activities
Capital expenditures	(1,309.2)	(1,000.1)
Acquisition of Bluewater	(226.0)	—
Capital contributions to transmission affiliate	(63.3)	(27.1)
Proceeds from the sale of assets and businesses	22.7	161.2
Withdrawal of restricted cash from rabbi trust for qualifying payments	18.7	23.8
Other, net	5.1	0.6
Net cash used in investing activities	(1,552.0)	(841.6)

Financing Activities
Exercise of stock options	25.6	40.4
Purchase of common stock	(60.6)	(105.6)
Dividends paid on common stock	(492.4)	(468.6)
Issuance of long-term debt	210.0	200.0
Retirement of long-term debt	(26.9)	(253.5)
Change in short-term debt	133.3	(305.6)
Other, net	(3.1)	(12.2)
Net cash used in financing activities	(214.1)	(905.1)

Net change in cash and cash equivalents	(19.4)	(24.8)
Cash and cash equivalents at beginning of period	37.5	49.8
Cash and cash equivalents at end of period	$18.1	$25.0